Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-272291

PROSPECTUS SUPPLEMENT

December 3, 2024

for

Guardian MarketPerformTM

Issued by

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

The following supplemental information should be read in conjunction with the Prospectus dated May 1, 2024. Appendix A, State Variations is replaced in its entirety with the following:

APPENDIX A

STATE VARIATIONS

The prospectus provides a general description of the Contract, but your state may provide different features from, and impose difference costs than, those described in the body of the prospectus. This appendix identifies material state-specific variations.

State	Contract Variation
AZ	Free Look	Upon written request, we will provide reasonable factual information regarding the benefits and provisions of this contract. You may return this Contract for any reason within ten (10) days (thirty (30) days if the Owner is age 65 or older or if this Contract is identified as a replacement at the time of the application) of receiving it. This is called the Free Look Period. You may return it to the Company or the agent or agency through whom it was purchased prior to the end of the Free Look Period. If returned, this Contract will be treated as if it had never been issued. The amount refunded will be the greater of the premium paid and the Contract Value.
CA	Waiver of Surrender Charge	The Nursing Home and Terminal Illness rider is not available.
FL	Free Look	You may return this Contract for any reason within twenty one (21) days of receiving it. This is called the Free Look Period. You may return it to the Company or the agent or agency through whom it was purchased prior to the end of the Free Look Period. If returned, this Contract will be treated as if it had never been issued. The amount refunded will be the greater of the premium paid and the Contract Value.
	Terminal Illness	An illness or condition certified by a Physician as a condition that can reasonably expect to result in death within 24 months. The diagnosis of Terminal Illness must occur after the Contract Date.
ID	Free Look	You may return this Contract for any reason within twenty (20) days of receiving it. This is called the Free Look Period. You may return it to the Company or the agent or agency through whom it was purchased prior to the end of the Free Look Period. If returned, this Contract will be treated as if it had never been issued. The amount refunded will be the greater of the premium paid and the Contract Value.
MA	Data Page Only applies to contracts issued prior to December 3, 2024

Actuarial Basis of Computation

The actuarial basis for Payment Option annuity rates is the 2012 Individual Annuity Mortality (IAM) Period Table (50/50 blend of male and female mortality) using the Age Nearest Birthday. The applicable annuity rates for income payment options are determined based on a one-year age setback plus an additional year setback for every three (3) full years after 2012, and 0.50%.

Data Page Only applies to contracts issued on or after December 3, 2024

Actuarial Basis of Computation

The actuarial basis for Payment Option annuity rates is the 2012 Individual Annuity Mortality (IAM) Period Table using the Age Nearest Birthday. The applicable annuity rates for income payment options are determined based on a one-year age setback plus an additional year setback for every three (3) full years after 2012, and 0.50%.

Waiver of Surrender Charge Only applies to contracts issued prior to December 3, 2024

Terminal Illness

An illness or condition certified by a Physician as a condition that can reasonably expect to result in death within 24 months. The diagnosis of Terminal Illness must occur after the Contract Date.

Benefit Eligibility

Any Surrender Charge under the Contract will be waived if an Owner has been diagnosed by a Physician after the Contract Date with a Terminal Illness as defined in this endorsement.

Waiver of Surrender Charge Only applies to contracts issued on or after December 3, 2024

Terminal Illness

An illness or condition certified by a Physician as a condition that can reasonably expect to result in death within 6 months. The diagnosis of Terminal Illness must occur after the Contract Date.

Benefit Eligibility

Any Surrender Charge under the Contract will be waived if an Owner satisfies any of the following qualifying events: an Owner has been diagnosed by a Physician after the Contract Date with a Terminal Illness as defined in this endorsement. An Owner whose age on the Contract Date is 75 or less is confined to a Skilled Nursing Facility. In order to be eligible for this qualifying event, the request for surrender must occur:

(a)   while currently confined to a Skilled Nursing Facility; and

(b)   on or after the Benefit Eligibility Date.

In addition, the confinement must also:

(a)   have begun after the Contract Date; and

(b)   be in effect for at least 90 consecutive days.

MN	Free Look	You may return this Contract for any reason within ten (10) days (thirty (30) days if this Contract is identified as a replacement at the time of the application) of receiving it. This is called the Free Look Period. You may return it to the Company or the agent or agency through whom it was purchased prior to the end of the Free Look Period. If returned, this Contract will be void from the beginning and the amount refunded will be the greater of the premium paid and the Contract Value. Such amount will be refunded within ten (10) days of the date we receive notice of cancellation and the returned Contract.
ND	Free Look	You may return this Contract for any reason within twenty (20) days of receiving it. This is called the Free Look Period. You may return it to the Company or the agent or agency through whom it was purchased prior to the end of the Free Look Period. If returned, this Contract will be treated as if it had never been issued. The amount refunded will be the greater of the premium paid and the Contract Value.

NJ	Free Look Only applies to contracts issued prior to December 3, 2024	You may return this Contract for any reason within ten (10) days (thirty (30) days if this Contract is identified as a replacement at the time of the application) of receiving it. This is called the Free Look Period. You may return it to the Company or the agent or agency through whom it was purchased prior to the end of the Free Look Period. If returned, this Contract will be treated as if it had never been issued. The amount refunded will be the greater of the premium paid and the Contract Value (including any contract fees and charges).
	Free Look Only applies to contracts issued on or after December 3, 2024	You may return this Contract for any reason within ten (10) days (thirty (30) days if this Contract is identified as a replacement at the time of the application) of receiving it. This is called the Free Look Period. You may return it to the Company or the agent or agency through whom it was purchased prior to the end of the Free Look Period. If returned, this Contract will be treated as if it had never been issued. The amount refunded will be the greater of the premium paid and the Contract Value.
Premium Only applies to contracts issued prior to December 3, 2024

Minimum premium is $10,000 Max without prior approval.

•  Ages 0 to 75 on the application signed date: only consider accommodation requests above the $1.5 million max from multiple contracts with the same owner

•  Ages 76+ on application signed date: $1,000,000

Premium Only applies to contracts issued on or after December 3, 2024

Minimum premium is $25,000 Max without prior approval.

•  Ages 0 to 75 on the application signed date: only consider accommodation requests above the $1.5 million max from multiple contracts with the same owner

Ages 76+ on application signed date: $1,000,000

	FRS Guaranteed Surrender Value Only applies to contracts issued prior to December 3, 2024	The FRS Guaranteed Surrender Value is a minimum FRS surrender value after any applicable surrender charges have been deducted. In most states, the Guaranteed Surrender Value is 90% of amounts allocated to the FRS less withdrawals (excluding any surrender charges) accumulated at the minimum nonforfeiture rate disclosed in your Contract.
	FRS Guaranteed Surrender Value Only applies to contracts issued on or after December 3, 2024	The FRS Guaranteed Surrender Value is a minimum FRS surrender value after any applicable surrender charges have been deducted. In most states, the Guaranteed Surrender Value is 87.5% of amounts allocated to the FRS less withdrawals (excluding any surrender charges) accumulated at the minimum nonforfeiture rate disclosed in your Contract.
OK	Free Look	You may return this Contract for any reason within ten (10) days (thirty (30) days if this Contract is identified as a replacement at the time of the application) of receiving it. This is called the Free Look Period. You may return it to the Company or the agent or agency through whom it was purchased prior to the end of the Free Look Period. If returned, this Contract will be treated as if it had never been issued. The amount refunded will be the greater of the premium paid and the Contract Value. If such a refund is not made within 30 days from the date of cancellation, then we will pay interest at the rate required under Oklahoma law.
PA	Free Look	You may return this Contract for any reason within ten (10) days (twenty (20) days if this Contract is identified as a replacement at the time of the application) of receiving it. This is called the Free Look Period. You may return it to the Company or the agent or agency through whom it was purchased prior to the end of the Free Look Period. If returned, this Contract will be treated as if it had never been issued. The amount refunded will be the greater of the premium paid and the Contract Value.

Waiver of Surrender Charge

Recurrent Periods of Confinement to a Skilled Nursing Facility

We will consider recurrent periods of confinement to a Skilled Nursing Facility from the same cause or causes to be one continuous period of confinement and will not apply a new waiting period unless each period is separated by a recovery of six months or more.

RI	Free Look	You may return this Contract for any reason within twenty (20) days (thirty (30) days if this Contract is identified as a replacement at the time of the application) of receiving it. This is called the Free Look Period. You may return it to the Company or the agent or agency through whom it was purchased prior to the end of the Free Look Period. If returned, this Contract will be treated as if it had never been issued. The amount refunded will be the greater of the premium paid and the Contract Value.
TX	Free Look Only applies to contracts issued prior to December 3, 2024	You may return this Contract for any reason within twenty (20) days (thirty (30) days if this Contract is identified as a replacement at the time of the application) of receiving it. This is called the Free Look Period. You may return it to the Company or the agent or agency through whom it was purchased prior to the end of the Free Look Period. If returned, this Contract will be treated as if it had never been issued. The amount refunded will be the greater of the premium paid and the Contract Value plus any contract fees and charges that were deducted.
	Free Look Only applies to contracts issued on or after December 3, 2024	You may return this Contract for any reason within ten (10) days (thirty (30) days if this Contract is identified as a replacement at the time of the application) of receiving it. This is called the Free Look Period. You may return it to the Company or the agent or agency through whom it was purchased prior to the end of the Free Look Period. If returned, this Contract will be treated as if it had never been issued. The amount refunded will be the greater of the premium paid and the Contract Value.
	FRS Guaranteed Surrender Value Only applies to contracts issued prior to December 3, 2024	The FRS Guaranteed Surrender Value is a minimum FRS surrender value after any applicable surrender charges have been deducted. In most states, the Guaranteed Surrender Value is 90% of amounts allocated to the FRS less withdrawals (excluding any surrender charges) accumulated at the minimum nonforfeiture rate disclosed in your Contract.
	FRS Guaranteed Surrender Value Only applies to contracts issued on or after December 3, 2024	The FRS Guaranteed Surrender Value is a minimum FRS surrender value after any applicable surrender charges have been deducted. In most states, the Guaranteed Surrender Value is 87.5% of amounts allocated to the FRS less withdrawals (excluding any surrender charges) accumulated at the minimum nonforfeiture rate disclosed in your Contract.
WA	Free Look Only applies to contracts issued prior to December 3, 2024	You may return this Contract for any reason within ten (10) days (thirty (30) days if this Contract is identified as a replacement at the time of the application) of receiving it. This is called the Free Look Period. You may return it to the Company or the insurance producer or agency through whom it was purchased prior to the end of the Free Look Period. If returned, this Contract will be treated as if it had never been issued. The amount refunded will be the greater of the premium paid and the Contract Value. An additional 10% shall be added to any refund due which is not paid within thirty (30) days of return of the Contract to the Company or insurance producer or agency through whom it was purchased.

Free Look Only applies to contracts issued on or after December 3, 2024	You may return this Contract for any reason within ten (10) days (thirty (30) days if this Contract is identified as a replacement at the time of the application) of receiving it. This is called the Free Look Period. You may return it to the Company or the agent or agency through whom it was purchased prior to the end of the Free Look Period. If returned, this Contract will be treated as if it had never been issued. The amount refunded will be the greater of the premium paid and the Contract Value.
Waiver of Surrender Charge Only applies to contracts issued prior to December 3, 2024

Terminal Illness

An illness or condition certified by a Physician as a condition that can reasonably expect to result in death within 24 months. The diagnosis of Terminal Illness must occur after the Contract Date.

Waiver of Surrender Charge Only applies to contracts issued on or after December 3, 2024

Terminal Illness

An illness or condition certified by a Physician as a condition that can reasonably expect to result in death within 6 months. The diagnosis of Terminal Illness must occur after the Contract Date